Exhibit (h)(12)

ADVISORSHARES TRUST

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of January 19, 2022, between each of the Deutsche DWS trusts listed on Schedule A (each an “Acquiring Trust”), on behalf of each of their series listed on Schedule A, severally and not jointly (each, an “Acquiring Fund”), and AdvisorShares Trust (the “Acquired Trust”), on behalf of each of its series listed on Schedule A, severally and not jointly (each, an “Acquired Fund” ).

WHEREAS, each Acquiring Fund and Acquired Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired

Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule;

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

WHEREAS, in reliance on an exemptive order granted by the SEC, one or more Acquiring Funds has been investing in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) pursuant to a fund of funds participation agreement between the Acquiring Trust and the Acquired Trust governing such investments;

NOW, THEREFORE, in accordance with the Rule, the Acquiring Trusts, on behalf of the Acquiring Funds, and the Acquired Trust, on behalf of the Acquired Funds, desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule:

1.	Terms of Investment

(a)	In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser or sub-adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i)    In-kind redemptions. Each Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the relevant Acquired Fund’s then-current registration statement, as amended or supplemented from time to time, and any applicable requirements under the 1940 Act, the Acquired Fund may honor any redemption request partially or wholly in-kind from an authorized participant acting as an intermediary to execute the Acquiring Fund’s transaction.

(ii)    Timing/advance notice of redemptions. Upon request of an Acquired Fund, an Acquiring Fund will use reasonable efforts to spread orders given to an authorized participant that reasonably are expected to result in that authorized participant redeeming shares from the Acquired Fund (greater than 3% of the Acquired Fund’s total outstanding shares) over multiple days or to provide reasonable advance notification of such orders to the Acquired Fund whenever practicable and consistent with the Acquiring Fund’s best interests. Each Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired Fund’s shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. Each Acquiring Fund and Acquired Fund acknowledges and agrees that this notification provision does not apply to trades placed by the Acquiring Fund in secondary markets.

(iii)  Scale of investment. Upon reasonable request by an Acquired Fund, the relevant Acquiring Fund will provide summary information regarding the anticipated timeline of its investments in the Acquired Fund, the scale of its contemplated investments in the Acquired Fund, and its current level of investments in the Acquired Fund.

(b)	In order to assist an Acquiring Fund’s investment adviser or sub-adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide the Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. The parties agree that, absent unusual circumstances, such information shall be limited to information contained in the relevant Acquired Fund’s then-current registration statements, as amended or supplemented from time to time, and shareholder reports.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to:

(i)  comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquired Funds;

(ii)	comply with its obligations under this Agreement; and

(iii)  promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to:

(i)  comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquiring Funds;

(ii)	comply with its obligations under this Agreement; and

(iii)  promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

4.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below (which address may be changed from time to time by written notice to the other party).

If to the Acquiring Fund:	If to the Acquired Fund:

Scott D.Hogan, Chief Compliance Officer

c/o DWS Investment Management Americas, Inc.

100 Summer Street, 8th Floor

Boston, MA 02110

Email: scott-d.hogan@db.com

With a copy to:

John Millette, Secretary

c/o DWS Investment Management Americas, Inc.

100 Summer Street, 8th Floor

Boston, MA 02110

Email: john.millette@db.com

AdvisorShares Trust

Attn: Julio Lugo, Vice President

4800 Montgomery Lane

Suite 150

Bethesda. MD 20814

Email: jl@advisorshares.com

With a copy to:

AdvisorShares Trust

Attn: Stefanie Little, Chief Compliance Officer
4800 Montgomery Lane

Suite 150

Bethesda. MD 20814

Email: sl@advisorshares.com

5.	Term and Termination; Assignment; Amendment

(a)	This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 5(b).

(b)	This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, an Acquiring Fund may not purchase additional shares of an Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)	This Agreement may not be assigned by either party without the prior written consent of the other.

(d)	This Agreement may be amended only by a writing that is signed by the parties. In the event that a party wishes to add series to Schedule A, such party shall notify the other party in writing and, upon written agreement, such new series shall become an Acquiring Fund or an Acquired Fund, as the case may be, and Schedule A shall be amended accordingly.

6.	Miscellaneous.

(a)	Use of Name. The Acquired Trust hereby consents to the use of its name, the name of each Acquired Fund and the names of their affiliates as part of a list of investment companies in which the Acquiring Fund invests in the Acquiring Funds’ disclosure documents, shareholder communications, advertising, sales literature and similar communications. The Acquiring Trust, on behalf of each Acquiring Fund, agrees that it will make no public representation concerning an Acquired Fund or its affiliates not included in the Acquired Fund’s then-current registration statement or in any authorized supplemental sales materials supplied to the Acquiring Fund by an Acquired Fund or its agent.

It is understood that the name of each party to this Agreement (and any derivatives thereof or logos associated with that name) is the valuable property of the party in question and/or its affiliates, and that each other party has the right to use such names pursuant to the relationship created by this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

(b)	Several Liability. In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other series of the Acquiring Trust. In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other series of the Acquired Trust.

(c)	Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which collectively constitute only one Agreement. The signatures of all parties need not appear on the same counterpart. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.

(d)	Use of Terms. Unless indicated otherwise, any term used but not defined in this Agreement shall be construed as defined in or interpreted under the Rule.

(e)	Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(f)	Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations. For the avoidance of doubt, the parties agree to terminate as of the date hereof any fund of funds participation agreement previously entered into by the parties in reliance on an exemptive order granted by the SEC and to waive any notice required for termination of that agreement.

(g)	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles.

(h)    Massachusetts Business Trusts. A copy of the Declaration of Trust of each Acquiring Trust listed on Schedule A is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent or shareholder of the Acquiring Funds shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the applicable Acquiring Fund(s).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AdvisorShares Trust

on behalf of each of its series listed on Schedule A By: /s/ Dan Ahrens

Name:  Dan Ahrens

Title: Treasurer & Secretary

Each of the Deutsche/DWS trusts listed on Schedule A,

on behalf of each of their series listed on Schedule A By: /s/ John Millette

Name: John Millette

Title: Vice President and Secretary

SCHEDULE A

List of Acquiring Funds and Acquired Funds

Acquiring Funds	Acquired Funds

Deutsche DWS Asset Allocation Trust	AdvisorShares Dorsey Wright ADR ETF
DWS Equity Sector Strategy Fund	AdvisorShares Hotel ETF
DWS Multi-Asset Conservative Allocation Fund	AdvisorShares Focused Equity ETF
DWS Multi-Asset Moderate Allocation Fund	AdvisorShares DoubleLine Value Equity ETF
AdvisorShares Dorsey Wright Alpha Equal Weight ETF
Deutsche DWS Market Trust	AdvisorShares Dorsey Wright Micro-Cap ETF
DWS RREEF Real Assets Fund	AdvisorShares Dorsey Wright Short ETF
AdvisorShares Dorsey Wright Short ETF
Deutsche DWS Variable Series II	AdvisorShares Dorsey Wright Short ETF
DWS Alternative Asset Allocation VIP	AdvisorShares Restaurant ETF
AdvisorShares Gerber Kawasaki ETF
AdvisorShares Ranger Equity Bear ETF
AdvisorShares North Square McKee Core Reserves ETF
AdvisorShares North Square McKee ESG Core Bond ETF
AdvisorShares Newfleet Multi-Sector Income ETF
AdvisorShares Pure US Cannabis ETF
AdvisorShares Poseidon Dynamic Cannabis ETF
AdvisorShares Psychedelics ETF
AdvisorShares Alpha DNA Equity Sentiment ETF
AdvisorShares Vice ETF